FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1


     Judy Blake                                   Donna Taylor
     Hughes Network Systems, LLC                  Brodeur
     (301) 601-7330                               (202) 775-2650
     jblake@hns.com                               dtaylor@brodeur.com

               Hughes Communications, Inc. Approved for Listing on
                              NASDAQ Global Market

Germantown, Md., September 21, 2006--Hughes Communications, Inc. (HUGHES) (OTCBB:HGCM), the global leader in broadband satellite network solutions and services, today announced that it has received notification from NASDAQ that its common stock has been approved for listing on the NASDAQ Global Market, subject to standard listing requirements.

Trading of Hughes' common stock on the NASDAQ Global Market is expected to commence with the opening of trading on Friday, September 22, 2006. Hughes' common stock has been quoted on the Over-the-Counter ("OTC") Bulletin Board market since it became a publicly traded company in February 2006, but will change its trading symbol to "HUGH" on the NASDAQ Global Market system.

"Our listing on the NASDAQ represents a significant milestone for everyone associated with Hughes--employees, customers, suppliers and shareholders," said Pradman P. Kaul, president and chief executive officer of Hughes Communications. "As the inventor of VSATs and leading provider of satellite networks for over 20 years, we are proud to continue this heritage on the exchange with so many of the world's technology leaders."

About Hughes Communications, Inc.
Hughes Communications, Inc. (OTCBB:HGCM) is the 100 percent owner of Hughes Network Systems, LLC. Hughes is the global leader in providing broadband satellite networks and services for enterprises, governments, small businesses, and consumers. HughesNet encompasses all broadband solutions and managed services from Hughes, bridging the best of satellite and terrestrial technologies. Its broadband satellite products are based on the IPoS (IP over Satellite) global standard, approved by the TIA, ETSI, and ITU standards organizations. To date, Hughes has shipped more than one million systems to customers in over 100 countries.

Headquartered outside Washington, D.C., in Germantown, Maryland, USA, Hughes maintains sales and support offices worldwide. For more information, please visit www.hughes.com. ###

(C)2006 Hughes Communications, Inc. All Rights Reserved. HUGHES, HughesNet, and IPoS are trademarks of Hughes Network Systems, LLC.